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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

811-21295				April 15, 2016
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

JPMorgan Trust I
4. Addressof principal executive office (number, street, city, state, zip code):

270 Park Avenue, New York, NY 10017

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

1.	All items must be completed by the investment company.

2.	Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3.	Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission’s principal office in Washington, D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

SEC 2198 (04-09)

SEC’s Collection of Information

An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid OMB control number. Filing of Form N-17f-2 is mandatory for an investment company that has custody of securities or similar investments. Rule 17f-2 under section 17(f) of the Investment Company Act of 1940 requires the investment company to retain an independent public accountant to verify the company’s securities and similar investments by actual examination three times during each fiscal year. The accountant must prepare a certificate stating that the examination has occurred and describing the examination, and must transmit the certificate to the Commission with Form N-17f-2 as a cover sheet. The Commission uses the Form to ensure that the certificate is properly attributed to the investment company. The Commission estimates that the burden of completing Form N-17f-2 is approximately 1.0 hours per filing. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form, and any suggestions for reducing this burden. This collection of information has been reviewed by the Office of Management and Budget in accordance with the clearance requirements of 44 U.S.C. ß 3507. Responses to this collection of information will not be kept confidential.

2

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of the funds listed in Appendix A (each a separate fund of JPMorgan Trust I), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 15, 2016, and from the last examination date (as detailed in Appendix A) through April 15, 2016.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 15, 2016, and from the last examination date (as detailed in Appendix A) through April 15, 2016, with respect to securities reflected in the investment accounts of the Funds.

JPMorgan Trust I

By:	/s/ Joseph Parascondola
Mr. Joseph Parascondola Assistant Treasurer

January 24, 2017
Date

Appendix A

Fund	Date of last examination
JPMorgan 100% U.S. Treasury Securities Money Market Fund	February 29, 2016

JPMorgan Access Balanced Fund	June 30, 2015

JPMorgan Access Growth Fund	June 30, 2015

JPMorgan California Municipal Money Market Fund	February 29, 2016

JPMorgan California Tax Free Bond Fund	February 29, 2016

JPMorgan China Region Fund	October 31, 2015

JPMorgan Commodities Strategy Fund	October 31, 2015

JPMorgan Corporate Bond Fund	February 29, 2016

JPMorgan Disciplined Equity Fund	June 30, 2015

JPMorgan Diversified Fund	June 30, 2015

JPMorgan Diversified Real Return Fund	August 31, 2015

JPMorgan Dynamic Growth Fund	June 30, 2015

JPMorgan Dynamic Small Cap Growth Fund	June 30, 2015

JPMorgan Emerging Economies Fund	October 31, 2015

JPMorgan Emerging Markets Corporate Debt Fund	February 29, 2016

JPMorgan Emerging Markets Debt Fund	February 29, 2016

JPMorgan Emerging Markets Equity Fund	October 31, 2015

JPMorgan Emerging Markets Equity Income Fund	October 31, 2015

JPMorgan Emerging Markets Local Currency Debt Fund	October 31, 2015

JPMorgan Equity Focus Fund	June 30, 2015

JPMorgan Federal Money Market Fund	February 29, 2016

JPMorgan Floating Rate Income Fund	August 31, 2015

JPMorgan Global Allocation Fund	October 31, 2015

JPMorgan Global Bond Opportunities Fund	August 31, 2015

JPMorgan Global Research Enhanced Index Fund	October 31, 2015

JPMorgan Global Unconstrained Equity Fund	October 31, 2015

JPMorgan Growth and Income Fund	June 30, 2015

JPMorgan Hedged Equity Fund	June 30, 2015

JPMorgan Income Builder Fund	October 31, 2015

JPMorgan Income Fund	February 29, 2016

JPMorgan Inflation Managed Bond Fund	February 29, 2016

JPMorgan Intermediate Tax Free Bond Fund	February 29, 2016

JPMorgan International Discovery Fund	N/A (commenced operations December 21, 2015)

JPMorgan International Equity Fund	October 31, 2015

JPMorgan International Equity Income Fund	October 31, 2015

JPMorgan International Opportunities Fund	October 31, 2015

JPMorgan International Unconstrained Equity Fund	October 31, 2015

JPMorgan International Value Fund	October 31, 2015

JPMorgan International Value SMA Fund	October 31, 2015

Appendix A

JPMorgan Intrepid Advantage Fund	June 30, 2015

JPMorgan Intrepid America Fund	June 30, 2015

JPMorgan Intrepid European Fund	October 31, 2015

JPMorgan Intrepid Growth Fund	June 30, 2015

JPMorgan Intrepid International Fund	October 31, 2015

JPMorgan Intrepid Value Fund	June 30, 2015

JPMorgan Latin America Fund	October 31, 2015

JPMorgan Managed Income Fund	February 29, 2016

JPMorgan Mid Cap Equity Fund	June 30, 2015

JPMorgan New York Municipal Money Market Fund	February 29, 2016

JPMorgan New York Tax Free Bond Fund	February 29, 2016

JPMorgan Opportunistic Equity Long/Short Fund	October 31, 2015

JPMorgan Prime Money Market Fund	February 29, 2016

JPMorgan Research Equity Long/Short Fund	October 31, 2015

JPMorgan Research Market Neutral Fund	October 31, 2015

JPMorgan Short Duration High Yield Fund	February 29, 2016

JPMorgan Small Cap Core Fund	June 30, 2015

JPMorgan Small Cap Equity Fund	June 30, 2015

JPMorgan SmartAllocation Equity Fund	June 30, 2015

JPMorgan SmartAllocation Income Fund	February 29, 2016

JPMorgan SmartRetirement 2015 Fund	June 30, 2015

JPMorgan SmartRetirement 2020 Fund	June 30, 2015

JPMorgan SmartRetirement 2025 Fund	June 30, 2015

JPMorgan SmartRetirement 2030 Fund	June 30, 2015

JPMorgan SmartRetirement 2035 Fund	June 30, 2015

JPMorgan SmartRetirement 2040 Fund	June 30, 2015

JPMorgan SmartRetirement 2045 Fund	June 30, 2015

JPMorgan SmartRetirement 2050 Fund	June 30, 2015

JPMorgan SmartRetirement 2055 Fund	June 30, 2015

JPMorgan SmartRetirement Income Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2015 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2020 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2025 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2030 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2035 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2040 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2045 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2050 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2055 Fund	June 30, 2015

JPMorgan SmartRetirement Blend Income Fund	June 30, 2015

JPMorgan Strategic Income Opportunities Fund	February 29, 2016

Appendix A

JPMorgan Systematic Alpha Fund	October 31, 2015

JPMorgan Tax Aware Equity Fund	October 31, 2015

JPMorgan Tax Aware High Income Fund	February 29, 2016

JPMorgan Tax Aware Income Opportunities Fund	February 29, 2016

JPMorgan Tax Aware Real Return Fund	October 31, 2015

JPMorgan Tax Aware Real Return SMA Fund	October 31, 2015

JPMorgan Tax Free Money Market Fund	February 29, 2016

JPMorgan Total Return Fund	February 29, 2016

JPMorgan U.S. Dynamic Plus Fund	June 30, 2015

JPMorgan U.S. Equity Fund	June 30, 2015

JPMorgan U.S. Large Cap Core Plus Fund	June 30, 2015

JPMorgan U.S. Small Company Fund	June 30, 2015

JPMorgan Unconstrained Debt Fund	February 29, 2016

JPMorgan Value Advantage Fund	June 30, 2015

Security Capital U.S. Core Real Estate Securities Fund	December 31, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Trustees of JPMorgan Trust I:

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that each fund listed in Appendix A (each a separate fund of JPMorgan Trust I) (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of April 15, 2016. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 15, 2016, and with respect to agreement of security purchases and sales, for the period from our last examination date (as detailed in Appendix A) through April 15, 2016:

•	Reconciliation of all securities shown on the books and records of the Funds to the statements from J.P. Morgan Chase Bank, N.A. (the “Custodian”);

•	Count and inspection of all securities located in the vault of the Custodian at 4 Chase Metrotech Center, New York, NY 11245 without prior notice to management;

•	Confirmation of all securities of the Funds held at Depository Trust Company and the Federal Reserve Bank of New York in book entry form and review of the reconciliation procedures performed by the Custodian at an omnibus level between the depositories and the books and records of the Custodian;

•	Confirmation of security positions held by the Custodian at foreign sub-custodians and review of the reconciliation procedures performed by the Custodian at an omnibus level between the foreign sub-custodians and the books and records of the Custodian;

•	Agreement of 3 security purchases and 3 security sales or maturities since our last report from the books and records of the Funds to broker confirmations or, where broker replies were not received, the application of alternative procedures; and

•	Confirmation of all repurchase agreements with brokers/banks or, where replies were not received, the application of alternative procedures.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 15, 2016 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

This report is intended solely for the information and use of management and the Board of Trustees of JPMorgan Trust I and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 24, 2017

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Fund	Date of last examination
JPMorgan 100% U.S. Treasury Securities Money Market Fund	February 29, 2016

JPMorgan Access Balanced Fund	June 30, 2015

JPMorgan Access Growth Fund	June 30, 2015

JPMorgan California Municipal Money Market Fund	February 29, 2016

JPMorgan California Tax Free Bond Fund	February 29, 2016

JPMorgan China Region Fund	October 31, 2015

JPMorgan Commodities Strategy Fund	October 31, 2015

JPMorgan Corporate Bond Fund	February 29, 2016

JPMorgan Disciplined Equity Fund	June 30, 2015

JPMorgan Diversified Fund	June 30, 2015

JPMorgan Diversified Real Return Fund	August 31, 2015

JPMorgan Dynamic Growth Fund	June 30, 2015

JPMorgan Dynamic Small Cap Growth Fund	June 30, 2015

JPMorgan Emerging Economies Fund	October 31, 2015

JPMorgan Emerging Markets Corporate Debt Fund	February 29, 2016

JPMorgan Emerging Markets Debt Fund	February 29, 2016

JPMorgan Emerging Markets Equity Fund	October 31, 2015

JPMorgan Emerging Markets Equity Income Fund	October 31, 2015

JPMorgan Emerging Markets Local Currency Debt Fund	October 31, 2015

JPMorgan Equity Focus Fund	June 30, 2015

JPMorgan Federal Money Market Fund	February 29, 2016

JPMorgan Floating Rate Income Fund	August 31, 2015

JPMorgan Global Allocation Fund	October 31, 2015

JPMorgan Global Bond Opportunities Fund	August 31, 2015

JPMorgan Global Research Enhanced Index Fund	October 31, 2015

JPMorgan Global Unconstrained Equity Fund	October 31, 2015

JPMorgan Growth and Income Fund	June 30, 2015

JPMorgan Hedged Equity Fund	June 30, 2015

JPMorgan Income Builder Fund	October 31, 2015

JPMorgan Income Fund	February 29, 2016

JPMorgan Inflation Managed Bond Fund	February 29, 2016

JPMorgan Intermediate Tax Free Bond Fund	February 29, 2016

JPMorgan International Discovery Fund	N/A (commenced operations December 21, 2015)

JPMorgan International Equity Fund	October 31, 2015

JPMorgan International Equity Income Fund	October 31, 2015

JPMorgan International Opportunities Fund	October 31, 2015

JPMorgan International Unconstrained Equity Fund	October 31, 2015

JPMorgan International Value Fund	October 31, 2015

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JPMorgan International Value SMA Fund	October 31, 2015

JPMorgan Intrepid Advantage Fund	June 30, 2015

JPMorgan Intrepid America Fund	June 30, 2015

JPMorgan Intrepid European Fund	October 31, 2015

JPMorgan Intrepid Growth Fund	June 30, 2015

JPMorgan Intrepid International Fund	October 31, 2015

JPMorgan Intrepid Value Fund	June 30, 2015

JPMorgan Latin America Fund	October 31, 2015

JPMorgan Managed Income Fund	February 29, 2016

JPMorgan Mid Cap Equity Fund	June 30, 2015

JPMorgan New York Municipal Money Market Fund	February 29, 2016

JPMorgan New York Tax Free Bond Fund	February 29, 2016

JPMorgan Opportunistic Equity Long/Short Fund	October 31, 2015

JPMorgan Prime Money Market Fund	February 29, 2016

JPMorgan Research Equity Long/Short Fund	October 31, 2015

JPMorgan Research Market Neutral Fund	October 31, 2015

JPMorgan Short Duration High Yield Fund	February 29, 2016

JPMorgan Small Cap Core Fund	June 30, 2015

JPMorgan Small Cap Equity Fund	June 30, 2015

JPMorgan SmartAllocation Equity Fund	June 30, 2015

JPMorgan SmartAllocation Income Fund	February 29, 2016

JPMorgan SmartRetirement 2015 Fund	June 30, 2015

JPMorgan SmartRetirement 2020 Fund	June 30, 2015

JPMorgan SmartRetirement 2025 Fund	June 30, 2015

JPMorgan SmartRetirement 2030 Fund	June 30, 2015

JPMorgan SmartRetirement 2035 Fund	June 30, 2015

JPMorgan SmartRetirement 2040 Fund	June 30, 2015

JPMorgan SmartRetirement 2045 Fund	June 30, 2015

JPMorgan SmartRetirement 2050 Fund	June 30, 2015

JPMorgan SmartRetirement 2055 Fund	June 30, 2015

JPMorgan SmartRetirement Income Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2015 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2020 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2025 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2030 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2035 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2040 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2045 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2050 Fund	June 30, 2015

JPMorgan SmartRetirement Blend 2055 Fund	June 30, 2015

JPMorgan SmartRetirement Blend Income Fund	June 30, 2015

4 of 5

JPMorgan Strategic Income Opportunities Fund	February 29, 2016

JPMorgan Systematic Alpha Fund	October 31, 2015

JPMorgan Tax Aware Equity Fund	October 31, 2015

JPMorgan Tax Aware High Income Fund	February 29, 2016

JPMorgan Tax Aware Income Opportunities Fund	February 29, 2016

JPMorgan Tax Aware Real Return Fund	October 31, 2015

JPMorgan Tax Aware Real Return SMA Fund	October 31, 2015

JPMorgan Tax Free Money Market Fund	February 29, 2016

JPMorgan Total Return Fund	February 29, 2016

JPMorgan U.S. Dynamic Plus Fund	June 30, 2015

JPMorgan U.S. Equity Fund	June 30, 2015

JPMorgan U.S. Large Cap Core Plus Fund	June 30, 2015

JPMorgan U.S. Small Company Fund	June 30, 2015

JPMorgan Unconstrained Debt Fund	February 29, 2016

JPMorgan Value Advantage Fund	June 30, 2015

Security Capital U.S. Core Real Estate Securities Fund	December 31, 2015

5 of 5